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Exhibit 21.1


                           UNITED ROAD SERVICES, INC.
                                  SUBSIDIARIES


SUBSIDIARY                                      STATE OF INCORPORATION
----------                                      ----------------------
 1.  Fast Towing, Inc.                          Arizona
 2.  Arri Brothers, Inc. d/b/a A&A Towing*      California
 3.  Auto Service Center                        California
 4.  Bill & Wags, Inc.*                         California
 5.  URS Midwest, Inc.                          Delaware
 6.  URS Northeast, Inc.                        Delaware
 7.  URS of Tennessee, Inc.                     Delaware
 8.  URS Southeast, Inc.                        Delaware
 9.  URS Southwest, Inc.                        Delaware
10.  URS West, Inc.                             Delaware
12.  URS Leasing, Inc.                          Delaware
13.  Environmental Auto Removal, Inc.           Illinois
14.  E & R Towing and Garage, Inc.              Illinois
15.  City Towing, Inc. d/b/a Quality Towing     Nevada
16.  Ken Lehman Enterprises, Inc.               Nevada
17.  El Paso Towing, Inc.                       Texas
18.  Garry's Wrecker Service, Inc.              Texas
19.  Rouse's Body Shop, Inc.                    Washington
20.  Auction Transport, Inc.**                  Missouri

*  a wholly-owned subsidiary of URS West, Inc.
** a wholly-owned subsidiary of URS Midwest, Inc.